Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS

FIRST QUARTER EARNINGS

2008 Earnings Guidance Reaffirmed

Highlights

•                  First quarter earnings per diluted share of $0.30 in 2008 vs. $0.43 in 2007

•                  Comparable first quarter results, excluding the consolidation of BIBP, were $0.48 in 2008 vs. $0.44 in 2007, an increase of 9.1%

•                  Domestic system-wide comparable sales increase of 1.7% for the quarter

•                  30 net Papa John’s worldwide unit openings during the quarter

•                  Earnings guidance for 2008 reaffirmed at a range of $1.68 to $1.76 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (May 6, 2008) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $289.0 million for the first quarter of 2008, representing an increase of 10.9% from revenues of $260.6 million for the same period in 2007.  Net income for the first quarter of 2008 was $8.6 million, or $0.30 per diluted share (including an after-tax loss of $5.2 million, or $0.18 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2007 first quarter net income of $13.2 million, or $0.43 per diluted share (including an after-tax loss of approximately $300,000, or $0.01 per diluted share, from the consolidation of BIBP).

“We had an outstanding first quarter in arguably the toughest operating environment in our company’s history,” said Papa John’s president and chief executive officer, Nigel Travis.  “To run positive comp sales and grow EPS on a comparable basis 9.1% over the same quarter last year is a real testament to the strength of our brand and outstanding execution by our restaurant operators. We are also pleased with our international operating results which improved over the prior year’s results as we remain on target with our international growth plans”

Revenues Comparison

Consolidated revenues were $289.0 million for the first quarter of 2008, an increase of $28.4 million or 10.9%, over the corresponding 2007 period. The increase in revenues for the first quarter of 2008 was principally due to the following:

•                  Domestic company-owned restaurant revenues increased $16.8 million or 13.8%, reflecting an increase in comparable sales results of 2.6% and an 11.2% increase in equivalent units due to the acquisition of 55 domestic restaurants during the last nine months of 2007.

•                  Franchise royalties increased $1.0 million, primarily due to the increase in royalty rate from 4.0% to 4.25% for the majority of domestic franchise restaurants effective at the beginning of 2008.

•                  Domestic commissaries revenues increased $5.8 million due to increases in the price of certain commodities, primarily cheese.  The commissary charges a fixed dollar mark-up on its cost of cheese, and cheese cost is based upon the 40 lb. cheddar block price, which increased from $1.34 per pound in the first quarter of 2007 to $1.61 per pound in the first quarter of 2008, or a 20.1% increase.

•                  Other sales increased $2.4 million, primarily from expanded commercial volumes at our print and promotions subsidiary, Preferred Marketing Solutions, Inc.

•                  International revenues increased $1.9 million reflecting the increase in both the number and average unit volumes of our company-owned and franchised restaurants over the past year.

Operating Results and Cash Flow

Operating Results

Our pre-tax income for the first quarter of 2008 was $13.6 million, compared to $20.7 million for the corresponding period in 2007. Excluding the impact of the consolidation of BIBP, pre-tax income for 2008 was $21.6 million, or a $400,000 increase over the 2007 comparable results.  An analysis of the changes in pre-tax income for the first quarter (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $7.8 million for the three-month period ended March 30, 2008, as compared to $8.2 million for the same period in 2007. The 2008 operating results include a $1.2 million charge for the loss on the anticipated sale of 27 restaurants in two markets and the costs associated with the closing of five restaurants during the quarter, compared to a charge of approximately $100,000 in the prior year.  Excluding the incremental $1.1 million charge, domestic company-owned restaurants’ operating income improved approximately $700,000 in 2008 as compared to 2007.  The improvement in operating results occurred primarily due to the operating income earned from the 55 restaurants acquired during the last nine months of 2007.  Restaurant operating margin as a percent of sales slightly decreased primarily due to increased commodity costs.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $1.6 million for the three months ended March 30, 2008, as compared to the corresponding period in 2007, primarily due to a 1.9% reduction in gross margin resulting from increases in the cost of certain commodities that were not passed along via price increases to domestic restaurants, and an increase in other operating expenses of $500,000, as compared to the corresponding 2007 period, reflecting an increase in distribution costs due to higher fuel prices.

•                  Domestic Franchising Segment. Domestic system-wide franchise sales for the first quarter of 2008 increased 1.5% to $381.9 million from $376.3 million for the same period in 2007, primarily resulting from a 1.4% increase in comparable sales. Domestic franchising operating income increased $1.5 million, to $14.5 million, for the three months ended March 30, 2008, from $13.0 million in the prior comparable period. The increase was primarily the result of the 0.25% increase in our royalty rate implemented at the beginning of 2008 (the royalty rate for the majority of domestic franchisees is 4.25% in 2008 as compared to 4.0% in 2007). The increase in the royalty rate was a part of the franchise agreement renewal program announced in the fourth quarter of 2007, which was completed during the first quarter of 2008 with over 95% of our domestic franchisees renewing under the new form of agreement. Our equivalent franchise units were relatively consistent with the corresponding 2007 quarter as net unit openings offset the previously mentioned acquisition of 55 restaurants by the company during the last nine months of 2007.

•                  International Segment. The international segment reported an operating loss of $1.7 million for the three months ended March 30, 2008, which was a $600,000 improvement as compared to the prior year loss of $2.3 million. The improvement reflects leverage on the international organizational structure from increased revenues due to growth in number of units and unit volumes.

•                  All Others Segment. The operating income for the “All others” reporting segment increased approximately $1.5 million for the three months ended March 30, 2008,

as compared to the corresponding 2007 period. The increase is primarily due to an improvement in operating results of our print and promotions subsidiary, Preferred Marketing Solutions, Inc., resulting from increased commercial sales and related margin improvement.

•                  Unallocated Corporate Segment.  Unallocated corporate expenses increased $924,000 for the three months ended March 30, 2008, as compared to the first quarter of 2007. The components of the unallocated corporate expenses were as follows:

	First Quarter
	Mar. 30,	Apr. 1,	Increase
	2008	2007	(decrease)

General and administrative	$6,149	$4,885	$1,264
Net interest	1,172	1,292	(120)
Depreciation	1,798	1,726	72
Contributions to the Marketing Fund	75	400	(325)
Other expense (income)	25	(8)	33
Total unallocated corporate expenses	$9,219	$8,295	$924

The increase in unallocated general and administrative costs was primarily due to severance-related costs and increases in expenses related to employee benefits, including health insurance and deferred compensation program costs.  Management incentive costs were relatively consistent year-over-year.

The effective income tax rate was 36.6% and 36.5% for the three-month periods ended March 30, 2008 and April 1, 2007, respectively (36.0% and 36.5%, respectively, excluding BIBP). The 36.0% rate, excluding BIBP, is expected throughout 2008.

Cash Flow

Cash flow from operations was $20.3 million for the first quarter of 2008 as compared to $19.9 million for the comparable period in 2007. The consolidation of BIBP decreased cash flow from operations by approximately $8.0 million and $400,000 in the first quarter of 2008 and 2007, respectively. Excluding the impact of the consolidation of BIBP, cash flow from operations was $28.3 million in 2008, as compared to $20.3 million in the corresponding 2007 period. The $8.0 million increase was primarily due to an improvement in working capital, including inventories, income and other taxes, accrued expenses and accounts payable.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly Form 10-Q filed with the Securities and

Exchange Commission for additional information concerning our operating results and cash flow for the three-month period ended March 30, 2008.

Comparable Sales and Unit Count

Domestic system-wide comparable sales for the first quarter of 2008 increased 1.7% (composed of a 2.6% increase at company-owned restaurants and a 1.4% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the first quarter of 2008, 26 domestic restaurants (four company-owned and 22 franchised) were opened. Additionally, 22 international restaurants (three company-owned and 19 franchised) were opened, while 16 domestic and two international franchised restaurants were closed, resulting in 30 net openings worldwide for the quarter. Our total domestic development pipeline as of March 30, 2008 included approximately 300 restaurants scheduled to open over the next eight years.

At March 30, 2008, there were 3,238 Papa John’s restaurants (665 company-owned and 2,573 franchised) operating in all 50 states and 28 countries. The company-owned unit count includes 124 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

International highlights include:

•                  International franchise sales growth of 33% to $52.4 million in the first quarter of 2008, from $39.3 million in the prior comparable quarter.

•                  The opening of the first Papa John’s restaurant in the Hashemite Kingdom of Jordan.

•                  The announcement of development agreements for 57 restaurants with four new franchise groups in Canada.

•                  In April 2008, we held celebrations in Beijing, Shanghai and Guangzhou for the planned opening of the 100th Papa John’s restaurant in China, which will occur during the second quarter, four and one-half years from the first restaurant opening in Shanghai in October 2003.

As of March 30, 2008, the company had a total of 468 restaurants operating internationally (17 company-owned and 451 franchised), of which 148 were located in Korea and China and 106 were located in the United Kingdom and Ireland. Our total international development pipeline as of March 30, 2008 included approximately 900 restaurants scheduled to open over the next nine years.

Refranchising Initiative Update

At year-end, the company announced the implementation of a formal refranchising initiative, the goal of which is to increase the percentage of franchised units in the domestic restaurant portfolio over time. The company’s goal is to reduce the percentage of domestic-owned company units to below 20% in the next few years (23.4% at March 30, 2008).

As discussed above, the company has identified a buyer for 27 company-owned restaurants located in two markets. Our expectation is to complete the sale of these restaurants during the second or third quarter of 2008, subject to satisfactory completion of due diligence by the buyer, an existing Papa John’s franchisee. The company plans to continue to review divestiture opportunities over the next several months.

Share Repurchase Activity

The company’s board of directors has authorized the repurchase of $50.0 million of common stock during 2008. The company repurchased approximately 104,000 shares of its common stock at an average price of $21.74 per share, or a total of $2.3 million, during the first quarter of 2008. Subsequent to quarter-end, through April 30, 2008, the company repurchased an additional $6.0 million of common stock (234,000 shares at an average price of $25.65 per share).

At April 30, 2008, $41.7 million remains available for repurchase under the repurchase authorization. The company executed a trading plan under SEC Rule 10b5-1 in March to facilitate the completion of the remaining share repurchase authorization through year-end.  A total of 24,000 shares of common stock were issued upon the exercise of stock options for the first quarter ended March 30, 2008.

There were 28.9 million diluted weighted average shares outstanding for the first quarter of 2008, as compared to 30.6 million for the same period in 2007, a 5.6% decrease. Approximately 28.7 million actual shares of the company’s common stock were outstanding as of March 30, 2008.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.01 for the first quarter of 2008.

2008 Earnings Guidance Reaffirmed

The company reaffirms its previously announced 2008 earnings per diluted share guidance in the range of $1.68 to $1.76 for the year. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP.  We also reiterate our expectations for net worldwide unit growth of 160 to 190 units and for domestic system-wide sales to increase in the range of 1.25% to 2.75%.  Our reaffirmation of the guidance reflects our expectations of continued commodity price pressures, most notably cheese and wheat, as well as increased fuel costs.

Non-GAAP Measures

The financial information we present in this press release excluding the impact of the consolidation of BIBP are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the consolidation of BIBP is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of the consolidation of BIBP because the results of BIBP are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude BIBP. Management believes these non-GAAP measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The Company has provided the table below to reconcile the financial results we present in this press release excluding the impact of the consolidation of BIBP to our GAAP financial measures.

	First Quarter
	Mar. 30,	Apr. 1,
(In thousands, except per share amounts)	2008	2007

Pre-tax income, as reported	$13,601	$20,713
Loss from BIBP cheese purchasing entity	7,951	406
Pre-tax income, excluding BIBP	$21,552	$21,119

Net income, as reported	$8,625	$13,155
Loss from BIBP cheese purchasing entity	5,168	256
Net income, excluding BIBP	$13,793	$13,411

Earnings per diluted share, as reported	$0.30	$0.43
Loss from BIBP cheese purchasing entity	0.18	0.01
Earnings per diluted share, excluding BIBP	$0.48	$0.44

Cash flow from operations, as reported	$20,340	$19,900
BIBP cheese purchasing entity	7,951	406
Cash flow from operations, excluding BIBP	$28,291	$20,306

Forward-Looking Statements

Certain information contained in this quarterly report, particularly information regarding future financial performance and plans and objectives of management, is forward-looking. Certain factors could cause actual results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions; increases in or sustained high cost levels of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the possibility of impairment charges if PJUK or recently acquired restaurants perform below our expectations; our PJUK operations remain contingently liable for payment under certain lease arrangements with a total value of approximately $10.0 million associated with the sold Perfect Pizza operations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. In recent months, the credit markets have experienced instability. Our franchisees may experience difficulty in obtaining adequate financing and thus our growth strategy and franchise revenues may be adversely affected. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (“QC Centers”) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees.  See “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2007 for additional factors.

Conference Call

A conference call is scheduled for May 7, 2008 at 10:00 EDT to review first quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 32146248) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 32146248).

The conference call will be available for replay, including downloadable podcast, beginning May 7, 2008, at approximately noon through May 14, 2008, at midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 32146248). International participants may dial 706-645-9291 (pass code 32146248).

Summary Financial Data

Papa John’s International, Inc.

(Unaudited)

	Three Months Ended
	Mar. 30,	Apr. 1,
(In thousands, except per share amounts)	2008	2007

Revenues	$289,005	$260,624

Income before income taxes*	$13,601	$20,713

Net income	$8,625	$13,155

Earnings per share — assuming dilution	$0.30	$0.43

Weighted average shares outstanding — assuming dilution	28,885	30,563

EBITDA (1)	$23,233	$29,781

*The following is a summary of our income (loss) before income taxes (in thousands):

	Three Months Ended
	Mar. 30,	Apr. 1,
	2008	2007

Domestic company-owned restaurants	$7,798	$8,215
Domestic commissaries	8,433	10,014
Domestic franchising	14,472	13,043
International	(1,739)	(2,320)
All others	2,525	1,045
Unallocated corporate expenses	(9,219)	(8,295)
Elimination of intersegment profits	(718)	(583)
Income before income taxes, excluding VIEs	21,552	21,119
VIEs, primarily BIBP (2)	(7,951)	(406)
Total income before income taxes	$13,601	$20,713

Summary Financial Data (continued)

Papa John’s International, Inc.

(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended
	Mar. 30,	Apr. 1,
	2008	2007

EBITDA (1)	$23,233	$29,781
Income tax expense	(4,976)	(7,558)
Net interest	(1,626)	(1,173)
Depreciation and amortization	(8,006)	(7,895)
Net income	$8,625	$13,155

(1)          Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)          BIBP incurred an operating loss of $8.0 million in the first quarter of 2008, which was composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $1.9 million and $5.6 million, respectively. The remainder of the first quarter 2008 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s. For the first quarter of 2007, BIBP reported an operating loss of $406,000, which was composed of a $458,000 loss associated with cheese sold to domestic company-owned restaurants, offset by income of $99,000 from sales to franchise restaurants (included a change in the minority interest liability due to BIBP’s surplus status in 2006). The remainder of the loss was primarily composed of interest expense on outstanding debt with a third-party bank.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
	March 30, 2008	April 1, 2007
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$138,855	$122,044
Variable interest entities restaurant sales	2,040	1,687
Franchise royalties	15,445	14,452
Franchise and development fees	920	762
Commissary sales	106,047	100,199
Other sales	16,845	14,491
International:
Royalties and franchise and development fees	3,020	2,448
Restaurant and commissary sales	5,833	4,541
Total revenues	289,005	260,624

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	31,572	25,088
Salaries and benefits	41,560	36,944
Advertising and related costs	12,697	10,903
Occupancy costs	8,471	7,289
Other operating expenses	18,307	16,393
Total domestic Company-owned restaurant expenses	112,607	96,617

Variable interest entities restaurant expenses	1,793	1,379

Domestic commissary and other expenses:
Cost of sales	90,006	81,775
Salaries and benefits	8,965	8,798
Other operating expenses	11,532	10,998
Total domestic commissary and other expenses	110,503	101,571

Loss (income) from the franchise cheese-purchasing program, net of minority interest	5,558	(99)
International operating expenses	5,340	4,038
General and administrative expenses	27,214	25,400
Minority interests and other general expenses	2,757	1,937
Depreciation and amortization	8,006	7,895
Total costs and expenses	273,778	238,738

Operating income	15,227	21,886
Net interest	(1,626)	(1,173)
Income before income taxes	13,601	20,713
Income tax expense	4,976	7,558
Net income	$8,625	$13,155

Basic earnings per common share	$0.30	$0.44
Earnings per common share - assuming dilution	$0.30	$0.43

Basic weighted average shares outstanding	28,700	30,064
Diluted weighted average shares outstanding	28,885	30,563

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 30,	December 30,
	2008	2007
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$10,196	$8,877
Accounts receivable	23,173	22,539
Inventories	16,453	18,806
Prepaid expenses	9,610	10,711
Other current assets	5,715	5,581
Assets held for sale	4,450	—
Deferred income taxes	8,157	7,147
Total current assets	77,754	73,661

Investments	513	825
Net property and equipment	197,568	198,957
Notes receivable	11,452	11,804
Deferred income taxes	16,332	12,384
Goodwill	83,194	86,505
Other assets	16,680	17,681
Total assets	$403,493	$401,817

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,842	$31,157
Income and other taxes	19,743	10,866
Accrued expenses	54,119	56,466
Current portion of debt	15,300	8,700
Total current liabilities	117,004	107,189

Unearned franchise and development fees	5,787	6,284
Long-term debt, net of current portion	118,426	134,006
Other long-term liabilities	28,480	27,435
Total liabilities	269,697	274,914

Total stockholders’ equity	133,796	126,903
Total liabilities and stockholders’ equity	$403,493	$401,817

Note:

The balance sheet at December 30, 2007 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	March 30, 2008	April 1, 2007
	(Unaudited)	(Unaudited)
Operating activities
Net income	$8,625	$13,155
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses	1,232	105
Provision for uncollectible accounts and notes receivable	715	788
Depreciation and amortization	8,006	7,895
Deferred income taxes	(4,217)	(2,733)
Stock-based compensation expense	1,247	966
Excess tax benefit related to exercise of non-qualified stock options	(55)	(854)
Other	163	1,199
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,044)	1,597
Inventories	2,353	847
Prepaid expenses	1,101	1,360
Other current assets	(88)	(2,182)
Other assets and liabilities	(257)	(80)
Accounts payable	(3,315)	(4,299)
Income and other taxes	8,877	7,769
Accrued expenses	(2,506)	(5,277)
Unearned franchise and development fees	(497)	(356)
Net cash provided by operating activities	20,340	19,900

Investing activities
Purchase of property and equipment	(8,710)	(9,006)
Proceeds from sale or maturity of investments	312	268
Loans issued	(549)	(750)
Loan repayments	642	638
Acquisitions	(100)	(1,215)
Proceeds from divestitures of restaurants	—	632
Other	135	16
Net cash used in investing activities	(8,270)	(9,417)

Financing activities
Net proceeds (repayments) from line of credit facility	(15,580)	3,000
Net proceeds from short-term debt - variable interest entities	6,600	1,700
Excess tax benefit related to exercise of non-qualified stock options	55	854
Proceeds from exercise of stock options	459	2,741
Acquisition of Company common stock	(2,272)	(25,576)
Other	(131)	(489)
Net cash used in financing activities	(10,869)	(17,770)

Effect of exchange rate changes on cash and cash equivalents	118	24
Change in cash and cash equivalents	1,319	(7,263)
Cash and cash equivalents at beginning of period	8,877	12,979

Cash and cash equivalents at end of period	$10,196	$5,716

Restaurant Progression

Papa John’s International, Inc.

	First Quarter Ended March 30, 2008
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	4	3	22	19	48
Closed	(5)		(11)	(2)	(18)
Acquired	1	—	—	—	1
Sold	—	—	(1)	—	(1)
End of Period	648	17	2,122	451	3,238

	First Quarter Ended April 1, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	4	—	22	18	44
Closed	—	—	(11)	(4)	(15)
Acquired	6	—	1	3	10
Sold	(1)	(3)	(6)	—	(10)
End of Period	586	8	2,086	364	3,044